Exhibit 10.17

Certain information has been excluded as marked by [*] from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) made effective as of August 1, 2025 (the “Effective Date”), by and between Exyn Technologies Inc. (the “Company”), and Longview Innovation, LLC, with its principal place of business at 3411 Silverside Road, Baynard Bldg. #104, Wilmington, DE 19810 (“Advisor”) with Services to be provided by Mr. Michael Burychka, unless otherwise agreed by the Company.

W I T N E S S E T H

WHEREAS, the Advisor has certain expertise and experience in corporate and strategic business development, capital markets, transaction execution and related areas; and

WHEREAS, the Company intends to engage the Advisor to provide advisory services to the Company and any of its affiliates or other companies in which it or its affiliates have invested designated by the Company (the “Company Parties”) pursuant to the terms of this Agreement; and

WHEREAS, the Advisor desires to provide such services to the Company Parties pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties contained herein, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            Term and Termination.

(a)            Term. The Company hereby engages the Advisor, and the Advisor hereby accepts engagement by the Company, upon the terms and conditions hereinafter set forth for the period commencing on the Effective Date and continuing through January 31, 2026 (the “Initial Term”). The Initial Term of this Agreement shall automatically renew and extend by an additional six (6) month term (the “Additional Term”, together with the Initial Term, collectively, the “Term”) unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least thirty (30) days prior to the expiration of the Term. The Term during which this Agreement is in effect is referred to as the “Advisory Period.”

(b)            Termination. Either party may end the relationship and terminate this Agreement for any reason or no reason, upon one month’s written notice to the other.

2.            Services. During the Advisory Period the Advisor shall render the services to the Company Parties as described in Exhibit A hereto (the “Services”), and as may be amended or modified from time to time. Unless otherwise agreed by the Company, all Services will be provided by Mr. Michael Burychka. The Advisor agrees to undertake hereunder only the Services and those assignments made by the Company and not to intentionally take any actions during the Term of this Agreement that would be harmful to the business and operations of any Company Party. In performing the services hereunder, the Advisor will use his best efforts to provide sound advice that advances the business and interests of the Company Parties.

3.            Compensation.

(a)            Base Compensation. As consideration for the Services rendered by Advisor pursuant to the terms of this Agreement, the Company shall pay the Advisor a retainer of $5,000 per month paid in cash and $5,000 per month paid in equity-linked form during the Term of this Agreement. Advisor agrees to invoice monthly in arrears, or as otherwise mutually agreed in writing. In addition, upon the close of a successful transaction, the Advisor will be paid $5,000 per month in arrears in equity-linked form (the “IPO Success Payment”).

(b)            Advisor shall not incur any expenses on the Company’s behalf or in furtherance of providing the services discussed hereunder unless such expenses have been previously approved in writing by the Company. Following such approval, Advisor may incur the expense and invoice the Company for such reasonable and documented expenses, and invoices for fees (and expenses with reasonable supporting documentation), which shall be paid by the Company within 20 days after receiving an invoice from the Advisor therefor.

(c)            Notwithstanding any termination of this Agreement, the Advisor shall be entitled to receive from the Company any earned fees and any approved unreimbursed expenses in connection with services performed through the effective date of such termination, including without limitation any IPO Success Payment accrued by the Company and earned by Advisor up and to the date of such termination.

4.            Disclaimer of Responsibility for Acts of Company Parties. The obligations of the Advisor described in this Agreement consist solely of the performance of the Services. In no event shall the Advisor be authorized or required by this Agreement to act as the agent of any Company Party or otherwise to represent or make decisions for any Company Party, and Advisor agrees not to so act or represent or make decisions. The Advisor shall have no liability for any advice given in good faith and in a manner reasonably believed by Advisor to be in the best interests of the Company Parties. Notwithstanding the foregoing, this paragraph 4 does not limit Advisor’s liability for any breach of its obligations under paragraph 2.

5.            Independent Contractors. The Company and the Advisor acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of principal and agent, joint ventures, copartners, employer and employee, or any similar relationship between any Company Party and the Advisor. Without limiting the generality of the foregoing, Advisor will not participate in any employee benefit programs of any Company Party.

6.            Non-Solicitation and Confidentiality and

(a)            The Advisor hereby covenants and agrees that, during the Advisory Period and for one year thereafter, he shall not, without the prior written consent of the Company, either directly or indirectly:

(i)	solicit, offer employment to, employ, contract for consulting services from or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of any Company Party, to terminate his or his employment or accept employment or become affiliated with, or otherwise provide services for compensation in any capacity whatsoever to, any other entity or person;

(ii)	provide any information, advice or recommendation with respect to any such officer or employee that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of any Company Party to terminate his or his employment or accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any other person or entity; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any counterparty or prospective counterparty of any Company Party to terminate an existing business or commercial relationship, or fail to consummate a business or commercial relationship, as the case may be, with the Company or any of its subsidiaries or Affiliates.

(b)            The Advisor shall not, except as may be required to perform the Advisor’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become generally available to the public other than by the Advisor’s unauthorized disclosure, disclose to others or use (for the benefit of the Advisor or any other person), whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company or any other Company Party, that was learned by the Advisor (from whatever source) in the course of the Advisor’s relationship with the Company or any other Company Party, including any proprietary knowledge; trade secrets and non-public business information, provided, however, that Confidential Information shall not include any information that is generally available to the public or industry at the time of its disclosure to the Advisor or is independently developed by the Advisor without reference to any information that constitutes Confidential Information.

For purposes hereof, “Work Product” shall mean all works of authorship, inventions, discoveries, concepts, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that the Advisor develops, makes, works on or conceives, individually or jointly with others during the Advisory Period, solely in the course of the Advisor’s work for any Company Party, or which results from or are suggested by any work the Advisor may do for any Company Party. Work Product shall further include any of the foregoing conceived, made, reduced to practice, developed or perfected by the Advisor within six (6) months after termination of the Advisory Period.

(c)            For purposes of this Agreement, the term “Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both domestic and foreign (including any rights in any of the foregoing).

7.            Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged, except by a written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

8.            Severability, Etc. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting, reducing or modifying it to the minimum extent so as to make any such terms enforceable under then applicable law.

9.            Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, or transmitted by electronic mail, or delivered by same-day or overnight courier service, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may modify by notice:

To the Company:

Exyn Technologies

2118 Washington Ave, Suite 1000

Philadelphia, PA 19146

Attn: Brandon Torres Declet

Email: [*]

To the Advisor:

Longview Innovation, LLC

3411 Silverside Road, Bldg #104

Wilmington, DE 19810

Attn: Michael Burychka

Email: [*]

provided, however, that any notice of change of address shall be effective only upon receipt. Any such notice shall be deemed to have been received on the date delivered to or received at the premises (as evidenced by the date noted on the return receipt, facsimile transmission receipt or courier receipt).

10.          Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise and that the Company shall have the right to assign any of its rights, in whole or in part, to any Company Party without consent.

11.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.           Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:
Exyn Technologies

By:	/s/ Brandon Torres Declet
Name: Brandon Torres Declet
Title: CEO

ADVISOR:
Longview Innovation, LLC

By:	/s/ Michael Burychka
Name: Michael Burychka
Title: Managing Member